Exhibit 5.1

EDWARDS ANGELL PALMER & DODGE LLP
350 E. Las Olas Boulevard, Suite 1150
Fort Lauderdale, FL 33301
April 13, 2006

SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SmartVideo Technologies, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 5,000,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), to be issued pursuant to the SmartVideo Technologies, Inc. 2004 Equity Incentive Plan (“2004 Plan”) and 10,000,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), to be issued pursuant to the SmartVideo Technologies, Inc. 2005 Stock Incentive Plan (together with the 2004 Plan, the “Plans”).

In connection with this opinion, we have examined the following documents and records:

1. The Certificate of Incorporation of the Company, as amended to date;

2. The Bylaws of the Company, as amended to date; and

3. The Plans.

We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of the Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

We are qualified to practice law in the State of Florida and we do not purport to express any opinion herein concerning any law other than the laws of the State of Florida, the General Corporation Law of the State of Delaware and the federal law of the United States.

Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell, Palmer & Dodge LLP

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_____) pertaining to the SmartVideo Technologies, Inc. 2004 Equity Incentive Plan and the SmartVideo Technologies, Inc. 2005 Stock Incentive Plan, of our report dated April 22, 2005, with respect to the consolidated financial statements of SmartVideo Technologies, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Sherb & Co. LLP

Sherb & Co. LLP

Boca Raton, Florida
April 13, 2006